For Immediate Release
Phoenix, Arizona - January 24, 2007
Contact:
David Jackson, CFO
(602) 269-2000

Knight Transportation Posts Record Revenue and Net Income for the Fourth Quarter and Year of 2006

Knight Transportation, Inc. (NYSE: KNX) announced today its financial results for the quarter and year ended December 31, 2006.

For the quarter, total revenue increased 6.3%, to $174.9 million from $164.6 million for the same quarter of 2005. Revenue, before fuel surcharge, increased 8.1%, to $152.1 million from $140.8 million for the same quarter of 2005. Net income increased 8.7%, to $20.1 million from $18.5 million for the same period of 2005. Net income per diluted share increased to $0.23 from $0.21 for the same period of 2005. Excluding equity-based compensation expense for the fourth quarter 2006, net income increased 10.0%, to $20.4 million from $18.5 million for the same period of 2005, when equity-based compensation was not required to be expensed.

For the year, total revenue increased 17.2%, to $664.4 million from $566.8 million for the same period of 2005. Revenue, before fuel surcharge, increased 13.9%, to $568.4 million from $499.0 million for the same period of 2005. Net income increased 18.2%, to $73.0 million from $61.7 million for the same period of 2005. Net income per diluted share increased to $0.84 from $0.71 for the same period of 2005. Excluding equity-based compensation expense for 2006, net income increased 21.2%, to $74.8 million from $61.7 million for the same period of 2005, when equity-based compensation was not required to be expensed.

Fourth quarter results include a $712,500 pre-tax impairment charge in the carrying value of the Company’s investment with Transportation Resource Partners (TRP) to more closely reflect the fair value of the portfolio. In 2003, the Company committed $5.0 million to TRP, a private equity limited partnership that invests in transportation-related companies. This impairment charge negatively impacted our earnings by approximately half a cent per share.

The company previously announced a cash dividend of $.02 per share to shareholders of record on December 8, 2006, which was paid on December 29, 2006.

Chairman and Chief Executive Officer, Kevin P. Knight, said, “During 2006 we continued to execute our disciplined operating model founded on the twin pillars of growth and profitability. The fourth quarter represented the 48th consecutive quarter, since going public, that Knight Transportation generated higher year-over-year operating income. Our net income, as a percentage of revenue before fuel surcharge, for the year of 2006 was 12.8%, a 50 basis point improvement over 2005, as well as our sixth year of consecutive improvement in this ratio and our highest annual net income percentage in our history as a public company. Our operating ratio for the year of 2006 was 79.0%, a 60 basis point improvement over 2005, as well as our sixth year of consecutive improvement in this ratio. Our team achieved these results despite 50 basis points of negative impact on the operating ratio from non-cash expensing of equity compensation during the year.

“Our revenue growth was impressive as well, fueled by a combination of fleet expansion, increased revenue per mile, and our asset purchase of Roads West Transportation, during the fourth quarter of 2006. In addition to the Roads West purchase, we opened seven new service centers, four dry van, two brokerage, and one refrigerated. Overall our average tractors increased to 3,446 for 2006, an increase of 14.3% from 2005.

"For the quarter, average revenue per loaded mile, before fuel surcharges, increased 3.7%, while non-revenue miles increased by 2.4 percentage points with a 46 mile shorter average length of haul. Average miles per tractor decreased 7.7% as compared to the same period of 2005. The decrease in utilization is attributed to a less robust freight environment, more stringent hours of service regulations, and a shortened length of haul.

"Continued positive results in fuel surcharge recovery, safety, and used equipment sales, as well as our constant focus on cost controls, more than overcame expense increases relating to recording equity based compensation expense, increased driver compensation, prices of revenue equipment, and declining fuel efficiency due to emissions control regulations.

“The 2006 periods include our initial adoption of the accounting standard which requires expensing of equity based compensation such as stock options. At Knight Transportation we have a broad based stock option program in which approximately one-third of our total employees participate. The twelve months of 2006 included approximately $3.0 million of non-cash equity-based compensation expense recorded, while such expense was not recorded in 2005.

“For the quarter, we invested $39.6 million in net capital expenditures. At December 31, 2006, our balance sheet reflected $1.6 million in cash and short-term investments, zero debt, and $426.1 million in shareholders’ equity.

"Our service center growth continues in 2007 with the recent addition of two new service centers. Our fourth refrigerated service center has begun operations in Memphis, Tennessee. Our fifth brokerage service center is now open for business, also in Memphis, Tennessee. In addition to the existing 24 dry van service centers, our combined network is now 33 service centers strong. Going forward, we intend to continue to execute our business model. This will not be easy in the current environment, particularly if freight demand remains soft in the first half of the year. We also plan to continue to evaluate the market for acquisition opportunities that make sense within our disciplined operating framework. Our base expectation for the medium to longer term is to grow our fleet between 10% and 15% annually and continue to grow our brokerage business. We will evaluate that base goal and may adjust it up or down periodically based on factors such as freight demand, driver availability, and acquisitions.”

The Company will hold a conference call on January 25, 4PM ET, to further discuss its results of operations for the quarter ended December 31, 2006. The dial in number for this conference call is 1-866-261-3331, conference ID 1030253.

Knight Transportation, Inc. is a truckload carrier offering dry van, refrigerated, and brokerage services to customers through a network of service centers located throughout the United States. As “Your Hometown National Carrier,” Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation nationwide and beyond through the scale of one of North America’s largest trucking companies. The principal types of freight we transport include consumer staples, retail, paper products, packaging/plastics, manufacturing, and import/export commodities.

INCOME STATEMENT DATA:	Three Months Ended December 31,		Twelve Months Ended December 31,
	(Unaudited, in thousands, except per share amounts)

	2006	2005	2006	2005
REVENUE:
Revenue, before fuel surcharge	$152,142	$140,755	$568,408	$498,996
Fuel surcharge	22,774	23,821	95,999	67,817
TOTAL REVENUE	174,916	164,576	664,407	566,813

OPERATING EXPENSES:
Salaries, wages and benefits	51,020	44,731	191,550	162,778
Fuel expense - gross	40,820	40,385	165,594	133,469
Operations and maintenance	8,890	9,580	35,881	34,449
Insurance and claims	7,398	7,939	26,189	25,159
Operating taxes and licenses	3,492	3,406	13,507	12,412
Communications	1,515	1,330	5,649	4,267
Depreciation and amortization	15,345	14,180	60,387	52,603
Lease expense - revenue equipment	107	115	431	183
Purchased transportation	11,328	9,591	39,937	31,787
Miscellaneous operating expenses	2,144	2,597	5,790	8,011
	142,059	133,854	544,915	465,118
Income From Operations	32,857	30,722	119,492	101,695

Other income (expense)	(713)	(189)	(713)	361
Interest income	189	216	1,067	658
Interest (expense)	(1)	-	(1)	-
	(525)	27	353	1,019

Income Before Income Taxes	32,332	30,749	119,845	102,714
INCOME TAXES	12,169	12,200	46,879	41,000

NET INCOME	$20,163	$18,549	$72,966	$61,714
Net Income Per Share
- Basic	$0.23	$0.22	$0.85	$0.72
- Diluted	$0.23	$0.21	$0.84	$0.71
Weighted Average Shares Outstanding
- Basic	86,041	85,567	85,802	85,302
- Diluted	87,052	87,110	87,040	86,647

BALANCE SHEET DATA:	12/31/2006	12/31/2005
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$1,582	$18,809
Short term investment	-	2,278
Restricted cash	-	211
Accounts receivable, net	85,350	79,848
Notes receivable, net	341	241
Other current assets	16,613	3,355
Prepaid expenses	8,342	7,156
Deferred tax asset	8,759	8,533
Total Current Assets	120,987	120,431

Property and equipment, net	433,828	352,339
Notes receivable, long-term	348	344
Goodwill	10,556	8,119
Other assets and restricted cash	4,500	2,594

Total Assets	$570,219	$483,827

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$13,077	$7,464
Accrued payroll	7,411	5,452
Accrued liabilities	15,184	13,307
Dividends payable	-	1,713
Other current liabilities	-	211
Claims accrual	25,926	26,155
Total Current Liabilities	61,598	54,302

Deferred Income Taxes	82,526	76,597

Total Liabilities	144,124	130,899

Common stock	861	857
Additional paid-in capital	94,220	87,148
Retained earnings	331,014	264,923
Total Shareholders' Equity	426,095	352,928

Total Liabilities and Shareholders' Equity	$570,219	$483,827

	Three Months Ended December 31,			Twelve Months Ended December 31,

	2006	2005		2006	2005
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

OPERATING STATISTICS			% Change			% Change
Average Revenue Per Loaded Mile*	$1.773	$1.709	3.7%	$1.728	$1.654	4.5%

Average Revenue Per Total Mile*	$1.532	$1.518	0.9%	$1.511	$1.461	3.4%

Empty Mile Factor	13.6%	11.2%	21.4%	12.6%	11.7%	7.7%

Average Miles Per Tractor	26,228	28,421	-7.7%	106,485	112,382	-5.2%

Average Length of Haul	563	609	-7.6%	561	580	-3.3%

Operating Ratio**	78.4%	78.2%		79.0%	79.6%

Average Tractors - Total	3,671	3,227	13.8%	3,446	3,016	14.3%

Tractors - End of Quarter:
Company	3,412	3,034		3,412	3,034
Owner - Operator	249	237		249	237
	3,661	3,271		3,661	3,271

Trailers - End of Quarter	8,761	7,885		8,761	7,885

Net Capital Expenditures (in thousands)	$39,627	$37,535		$127,725	$103,583

Cash Flow From Operations (in thousands)	$46,663	$45,447		$133,030	$107,764

*	Excludes fuel surcharge.
**
Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income. We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact: Dave Jackson, CFO, at (602) 269-2000